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                                                                    Exhibit 99.1


    TENET HEALTHCARE AND CHEMDEX FORM NEW E-COMMERCE COMPANY TO STREAMLINE
                            HEALTHCARE SUPPLY CHAIN

New company signs strategic alliance with IBM Global Services to deliver end-to-
                           end e-business solutions

     Santa Barbara, Calif. and Mountain View, Calif., -- December 13, 1999 -- Tenet Healthcare Corporation (NYSE:THC) and Chemdex(TM) Corporation (NASDAQ:CMDX) today announced the formation of a new company to provide business-to-business (B2B) e-commerce solutions to the healthcare industry. The founding companies will leverage their extensive healthcare and B2B e-commerce expertise, existing buyer and supplier contracts, and key technology assets to provide a complete vendor-neutral, e-commerce solution for the $143 billion domestic, high-volume medical and related supplies market. The new company will also offer its e-commerce technology to other group purchasing organizations
(GPOs) and their members to support their own proprietary contracts.

     Tenet and Chemdex also announced that the new company has entered into a strategic alliance with IBM in which IBM Global Services will provide implementation, integration and e-commerce services to the new company's customers and suppliers.

     The new company will be an independent entity, with its own management team and board of directors. Chemdex President and CEO David Perry will serve as the non-executive chairman of the board for the new company. Jeffrey C. Barbakow, chairman and CEO of Tenet, and Trevor Fetter, Tenet's chief corporate officer, will also serve as directors.

     The new company will benefit from the purchasing power of BuyPower, Tenet's GPO for its own hospitals and other affiliated members. BuyPower is one of the largest healthcare GPOs in the nation. BuyPower manages over 400 vendor contracts that generate more than $3 billion in annual purchases of total supplies, which are used by Tenet as well as non-Tenet institutions, totaling 510 acute care hospitals, 531 non-acute facilities and approximately 45,000 physicians.

     Chemdex brings to the new company its scalable e-commerce platform, tailored procurement solutions, and comprehensive services and support. IBM offers the new company its unmatched strengths in professional services, e-business implementation, healthcare industry expertise and technology. IBM and Chemdex previously announced a strategic alliance to provide end-to-end, Internet-based supply chain solutions to the pharmaceutical and healthcare industries in November 1999.

     The new company will also work with other GPOs to offer comprehensive e-commerce solutions for the healthcare purchasing professional. While the new company will initially focus on the hospital market, the company eventually plans to expand its e-commerce solution to the long-term care and outpatient markets as well.

     "By combining Chemdex technology and IBM e-business services with the large volumes and buyer/supplier relationships of BuyPower, the new company has the potential to play a leading role as a provider of e-commerce solutions to the healthcare marketplace," said David C.
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Ricker, senior vice president of Materiel Resource Management for Tenet
Healthcare. "We recognize that by offering a vendor-neutral marketplace and electronic procurement solutions, we can reduce purchasing costs and increase efficiency throughout the supply chain."

     "The new company will streamline the process of bringing the healthcare supply chain online by e-commerce enabling the procurement of high-volume medical supplies," said David Perry, president and CEO of Chemdex. "By partnering with established technology and industry leaders, we are accelerating Chemdex's participation in the healthcare market and complementing our previously announced acquisition of Promedix.com, a leading provider of e-commerce solutions for specialty medical products."

     "This new company will enable many more healthcare organizations to benefit from the cost savings and efficiencies of Internet-based procurement systems," said Steven Kagan, vice president, IBM Global Services. "IBM's participation as the provider of implementation and integration services underscores our overall commitment to helping healthcare customers leverage their current investments in technology and applications while using new Internet-based services to create a more efficient supply chain."

     Financial details of the agreement were not disclosed.

     Separately today, Promedix.com announced that Tenet Healthcare has signed an agreement naming Promedix.com as its exclusive provider of e-commerce solutions for the purchase of specialty medical products. Chemdex Corporation recently announced its intention to acquire Promedix.com in a transaction expected to be completed in the first quarter of 2000.

About Tenet

     Based in Santa Barbara, Calif., Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with more than 27,768 beds and numerous related health care services. The company employs approximately 118,100 people serving communities in 17 states and services its hospitals from a Dallas-based operations center. Tenet's name reflects its core business philosophy: the importance of shared values between partners including employees, physicians, insurers and communities, in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

About Chemdex

     Chemdex Corporation is a leading provider of business-to-business (B2B) e-commerce solutions for industry-specific marketplaces. As a market maker, Chemdex unites suppliers, buyers and enterprises to streamline business processes, enhance productivity and reduce costs. Chemdex provides complete e-commerce solutions consisting of extensive online marketplaces, electronic procurement to support business workflow and controls, systems integration to interface with third-party and back-office systems, and comprehensive services and support. For more information, visit Chemdex at www.chemdex.com.

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     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Chemdex's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. These potential risks and uncertainties could cause actual results to differ from those contained in the forward-looking statements and include, without limitation, Chemdex's ability to prove its business model and gain operating efficiencies, the effects of government regulation, and its dependence on a limited number of enterprise customers and our relationship with VWR. These and other risk factors are described in detail in the company's Registration Statement on Form S-1, and in the company's other filings with the Securities and Exchange Commission.

     Certain statements in this release regarding Tenet's business may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in Tenet's filings with the Securities and Exchange Commission, including Tenet's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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